UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 11, 2011

Date of Report (Date of earliest event reported)

ESTERLINE TECHNOLOGIES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-06357	13-2595091
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

500-108th Avenue NE, Bellevue, Washington	98004
(Address of principal executive offices)	(Zip Code)

(425) 453-9400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 11, 2011, Esterline Technologies Corporation (“Esterline”) entered into a Credit Agreement with certain of its subsidiaries, Wells Fargo Bank, National Association, as Administrative Agent, and the lenders party thereto (the “Credit Agreement”) to provide debt financing in the form of a revolving loan facility in an aggregate amount at any one time outstanding not to exceed $460,000,000 (including a letter of credit subfacility not to exceed $100,000,000 and swingline subfacility not to exceed $15,000,000) (the “Credit Facility”). The Credit Facility proceeds will be used to refinance certain existing indebtedness of Esterline, to pay related fees and expenses and for working capital and other general corporate purposes. Subject to the satisfaction of certain conditions in the Credit Agreement (including obtaining commitments of lenders), Esterline has the right at any time prior to the maturity date of the Credit Facility to incur additional indebtedness under this Credit Agreement in the form of (i) new term loan facilities under this Credit Agreement and/or (ii) an increase to the revolving loan facility by an aggregate principal amount for all such term loans and revolving loan facility increases of up to $250,000,000.

On March 11, 2011, Esterline’s initial borrowing under the Credit Facility totaled $115,000,000 in revolving loans under the revolving loan facility and $2,610,065.64 of letters of credit under the letter of credit subfacility.

The final maturity date for the loans under the Credit Facility is March 11, 2016. The terms and conditions of the Credit Facility include the following:

•

Amounts outstanding under the Credit Facility bear interest at LIBOR plus a margin that varies depending upon Esterline’s Leverage Ratio (as defined in the Credit Agreement) or, at Esterline’s discretion, an alternate base rate plus a margin depending upon Esterline’s Leverage Ratio;

•	Esterline is required to maintain financial ratios including (a) Leverage Ratio; and (b) Interest Coverage Ratio (as defined in the Credit Agreement);

•	The Credit Facility is guaranteed by certain material subsidiaries of Esterline; and

•

The Credit Facility is secured by substantially all of Esterline’s personal property and substantially all personal property of each of the subsidiaries party to the Credit Agreement as “Credit Parties” thereunder, excluding ownership interests in second or lower tier foreign subsidiaries and certain ownership interest in first-tier foreign subsidiaries that would trigger material adverse tax consequences as a result of the pledge.

The Credit Facility also contains certain customary covenants and events of default, as well as, in the event of an occurrence of an “Event of Default,” customary remedies for the lenders, including the acceleration of any amounts outstanding under the Credit Facility. Additionally, the Credit Facility includes certain customary conditions that must be met for Esterline to borrow under the Credit Facility.

The foregoing description of the Credit Facility is only a summary and does not purport to be complete. A copy of the Credit Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 1.01 Entry into a Material Definitive Agreement.

In connection with the entry into the Credit Facility, the Credit Agreement dated as of June 11, 2003 among Esterline Technologies Corporation, the financial institutions referred to therein and Wachovia Bank, National Association, as Administrative and Collateral Agent was paid in full and terminated.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Credit Agreement dated as of March 11, 2011 among Esterline Technologies Corporation, the Guarantors, Wells Fargo Bank, National Association, as Administrative Agent, and the lenders and other parties thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESTERLINE TECHNOLOGIES CORPORATION

Dated: March 14, 2011	By:	/S/ ROBERT D. GEORGE
	Name:	Robert D. George
	Title:	Vice President, Chief Financial Officer, Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement dated as of March 11, 2011 among Esterline Technologies Corporation, the Guarantors, Wells Fargo Bank, National Association, as Administrative Agent, and the lenders and other parties thereto.